Exhibit 99.1

SHAREHOLDERS 2004

Welcome

     Good Afternoon. It is a pleasure to see each of you here today. We welcome our stockholders and special guests and visitors. It is our pleasure to present to you another report on the continued success of this company and what we think is a great story. Let me begin with some highlights for the past year.

HIGHLIGHTS – 2003
     We enjoyed another record year in 2003 in many areas of operation. Net income reached a new all time high of $25.2 million. These record earnings were achieved while growing the total resources of the Company to a record $1.67 billion, an increase of about 10% over total assets at year-end 2002. On a last-twelve-month basis, total assets are up $335 million or 22% versus April last year, bringing total resources to $1.9 billion at April 27, 2004.

     The Company also received accolades in 2003 based on its operating performance. The Company was named one of the “Top 100 Publicly-Traded Mid-Tier Banks” by the U.S. Banker. This ranking is based on the Company’s three-year ROE performance. We were also named one of the Nation’s most efficient banks by the American Bankers Association based on our continued strong efficiency ratio. Lastly, we were able to again increase our annual dividend which marks the 19th consecutive year of increases in regular dividends for the Company.

STRATEGIC PLANNING
     This past year we completed a total redevelopment of our Strategic Plan. Much time and work went into the development of this Plan which will serve as a blueprint for the direction of the Company over the next several years as we pursue a balanced growth and profitability strategy. As pat of our strategic planning we re-visited our corporate mission and expanded on our primary objective, which is to create wealth for our investors. In this process we provide our customers and employees with a supporting mission statement which emphasizes our financial product set, our strong service orientation and attitude and our efforts to build financial partnerships with our customers and the communities we serve. In the reception following the meeting we will be previewing a video production which highlights our own employees sharing what First Community Bank means to them, in their own words.

ROLLOUT OF PLAN
     We began the rollout and execution of the growth aspects of our 2007 Strategic Plan in the early part of last year. In fact, some key advances were made throughout 2003 as we began our regional expansion and as we added new financial services.

     As you can see from our updated Franchise Map, we have significantly expanded our geographic reach with expansions into Eastern Virginia, the Central portion of North Carolina, and Eastern Tennessee. These early moves into new markets lay the foundation for what we hope will be significant growth in vibrant new markets. Through these efforts, we have added significant commercial and business banking resources which will lead the growth in new markets and pave the way for expanded retail outlets and full service banking as the markets allow and as capital resources can be allocated.

     Over the last twelve months, strategic acquisitions have been completed in Richmond, Virginia and in Johnson City, Tennessee. The acquisition of CommonWealth Bank in Richmond resulted in a $137 million, four branch entry into a very desirable $20 billion commercial and retail market in eastern Virginia.

     Likewise, our acquisition of the $171 million PCB Bancorp and People’s Community Bank placed us in the thriving East Tennessee market in what we consider to be the best community bank in the heart of this important region of Tennessee. This acquisition alone holds the promise of continued expansion further along the I-81 corridor and opens an entirely new region for our Company.

     Also in 2003 and early 2004, we opened five new offices in the Central Piedmont area of North Carolina. Three of these were de novo branches with our Five Points Branch on Stratford Road at the center of this Winston-Salem market. The Five Points office was also designated as our regional headquarters for the North Carolina region. In February this year, we opened Loan Production Offices (LPOs) in Mount Airy and Charlotte, North Carolina. Already we are seeing significant business development out of the Charlotte area. Likewise, we are making some inroads into the Winston-Salem business markets. As with any new market or branch development, there are start-up costs and development periods which produce initial operating losses. We did experience an operating loss in Winston-Salem in 2003 consistent with our development phase budget (about $375,000 after tax), but we are projecting that these branches will achieve profitability in late 2004 and will then be positioned to contribute to overall growth and profitability in coming years.

     In addition to our work in expansion markets, we continue to evaluate and reconceptualize our strong legacy markets. In November 2003, we broke ground on our “concept branch” which is located in the new Stafford Commons in Princeton, West Virginia. This branch, which will house a financial center and Stone Capital offices and boast a new customer friendly design, will replace the Pine Plaza and Green Valley branches and improve our service abilities while economizing the local branch network and solidifying our position in the Princeton market. This follows our new Ridgeview Branch here in Bluefield, Virginia, and is an example of in-network branch development, which will be pursued in selected markets. The Beckley/Raleigh County market is now in the planning phases for our next major branch project.

NET INCOME
     Moving on to a brief review of our 2003 financial results, our Company achieved record earnings again in 2003 as Net Income reached $25.2 million, up from $24.7 million in 2002. Consolidated earnings were led by the community bank segment which increased over $2.0 million from $24 million in 2002 to over $26 million in 2003. Mortgage segment operations fell from the $.5 million level in 2002 to a loss of $1.5 million in 2003. The banking segment continued to prosper as the mortgage industry began to struggle with fluctuations in the volume of originations and the key 15 and 30-year mortgage rates.

EARNINGS PER SHARE
     Basic earnings per share (EPS) also increased by a penny between 2002 and 2003. While this may seem like a modest increase in contrast with our historical performance, it is significant to note that it was achieved in a year in which we opened three de novo offices and acquired a $137 million bank. The new offices in Winston-Salem absorbed about $.03 per share while The CommonWealth acquisition added about $.03 per share. This fits with our strategy which seeks to balance growth and profitability. We also expect the new Winston-Salem branches to become accretive to EPS in the second half of 2004.

RETURN ON EQUITY
     Return on Equity (ROE) fell to 15.13% in 2003, down from 17.16% in the preceding year as a result of compounded capital and the issuance of new shares in the acquisition of CommonWealth in June of 2003. ROE of over 15% does, however, keep our Company among the top performers for banks within our asset size range in Virginia and in the category of high-performing banks.

RETURN ON TANGIBLE EQUITY
     Perhaps a better measure of profitability for First Community Bancshares is Return on Tangible Equity. I believe this is a measure that we will see used more and more as companies continue to pursue business combinations in the “post pooling” environment. This ratio is designed to measure the Company’s return on equity exclusive of intangible equity such as goodwill recorded in purchase business combinations. Return on Tangible Equity for 2003 was 19.65% down slightly from 21.1% in 2002 due to the new equity issued in the CommonWealth acquisition. The PCB acquisition which was an all cash acquisition should enhance this return indicator as it comes on line it the second quarter this year.

FIRST QUARTER 2004
     Turning to the first quarter of 2004, Net income for the most recent quarter continued to be impacted by the mortgage company operations. The mortgage segment continued to incur operating losses as a result of reduced volumes and margins. Again, however, the banking segment remained strong. Mortgage Company operating losses totaled $1.4 million while the Community banking segment reported net income of $5.7 million. The mortgage segment losses led the Board to pursue strategies to exit the mortgage banking business. In the First Quarter, the Company entered into negotiations which led to a letter of intent for the sale of the mortgage subsidiary. In the first quarter we recorded a $651,000 impairment loss related to the planned disposal of that subsidiary. Plans are to close this transaction in the Second Quarter of this year. While we enjoyed the benefits of the mortgage subsidiary for several years, changes in the secondary market now necessitate our exit from this line of business.

     In summary, Net Income for the First Quarter was $4.2 million versus $6.7 million in the first quarter of 2003. The reduction in earnings between the comparable periods was largely attributable to the $2.5 million decline in net income in the mortgage banking segment and the $651,000 impairment charge on the mortgage segment. Net income from the community banking segment continued near 2003 levels. Bank operations remain strong although we are seeing development stage losses from the new NC branches ($200,000 after tax in the first quarter), some contraction in net interest margin as interest rates remain at historically low levels and we are incurring higher levels of operating costs as we implement initial compliance of various provisions of the Sarbanes-Oxley Act of 2002. These costs have averaged $125,000 per quarter over the last two quarters but should be less significant in future periods.

     But looking forward, we are looking for improved earnings in succeeding quarters as we complete the disposal of the mortgage business, contribution from the new TN Region, contribution from the new offices in NC and hopefully, some relief from the low interest rate environment.

     And my final comment on the first quarter, while we were disappointed with the weaker results and the loss on the planned disposal of the mortgage subsidiary, we feel that this is a positive move for the company as we exit that line of business and look forward to growth in the traditional community banking core business.

OMNIBUS STOCK PLAN
     Later in the meeting we will be asking you to consider the ratification of our 2004 Omnibus Stock Option Plan. We would like you to know that this is an important human resource tool which we will use with discretion in our recruiting and development activities. Many of the planned expansion activities revolve around the acquisition of key personnel, many of whom are making significant career moves from established and comfortable positions with other financial institutions. We are fortunate to be able to attract talent of this caliber and it is absolutely critical that we be able to offer competitive compensation arrangements to allow them to join our organization in a mid-career move. Stock options are an element of compensation that has become very important to capable, productive professionals, and we feel that it is both prudent and necessary to provide benefits in this form to continue the critical growth of key human resources. This Plan will also be used to provide incentive awards for existing managers and producers in direct correlation to their contribution to the growth and success of this Company. We believe that benefits in this form provide strong alignment of employee and shareholder interests as well as a key tool for long-term retention. We have seen the benefits of stock-based compensation at work in our 1999 Option Plan and in our Employee Stock Ownership Plan and we appreciate your astute and judicious consideration of this Plan and we pledge to use it wisely in the execution of our growth plan.

     In closing I would like to say thank you to each of you for your continued interest in the company and your support of our efforts here at First Community Bancshares, Inc.

2004 Annual Meeting of Shareholders

Total Assets 1999 2000 2001 2002 2003 1088.2 1218 1478.2 1524.4 1672.7

National Recognition FCBC ranked as a Top 100 Publicly-Traded Mid Tier Bank (#69) by US Banker. Stone Capital Management, Inc., ranked as a Top Wealth Management Firm (#94) by Bloomberg Wealth Manager. FCBC ranked as a Most Efficient Bank Holding Company (#104) by American Banker.

19th Consecutive Year of Dividend Increases 1999 2000 2001 2002 2003 0.73 0.78 0.81 0.91 0.98

Strategic Planning Redeveloped Company's Strategic Plan Regional expansion and new financial services Expanded retail outlets and full-service banking Completed acquisition of CommonWealth Bank in Richmond, VA and People's Community Bank of Johnson City, TN

Mission Statement Offering competitive products, impeccable service, building financial partnerships, proving our value every day as Your First Financial Resource.

Winston-Salem Regional Expansion Richmond Charlottesville Roanoke Charlotte Raleigh Morgantown Charleston Greensboro Chesapeake FCBC Headquarters Legacy FCB Branch UFM Office PCB Branch Johnson City Stone Capital Management New NC Branch CWB Branch

CommonWealth Bank CommonWealth Bank Acquired CommonWealth Bank of Richmond in June 2003 Four branch locations $137 million in assets

People's Community Bank Acquired People's Community Bank of Johnson City, TN on April 1, 2004 6 commercial banking offices in Johnson City, Kingsport and Community Bank surrounding areas of East TN Total assets of $171 million Operating as "People's Community Bank, a subsidiary of First Community Bank, N. A." Community Bank, N. A." Community Bank, N. A." Community Bank, N. A." Community Bank, N. A." Community Bank, N. A." Community Bank, N. A." Community Bank, N. A." Community Bank, N. A." Community Bank, N. A." Community Bank, N. A." Community Bank, N. A." Community Bank, N. A." Community Bank, N. A." Community Bank, N. A." People's Community Bank Main Office in Johnson City, TN

Winston-Salem De Novos Opened 3 new branches in Winston-Salem Opened 2 Loan Production Offices in February 2004 in Charlotte and Mt. Airy, NC 5-Points Office serves as regional headquarters for North Carolina for North Carolina for North Carolina for North Carolina for North Carolina for North Carolina for North Carolina for North Carolina for North Carolina for North Carolina for North Carolina First Community Bank 5-Points Office in Winston-Salem, NC

New Branch Construction Stafford Commons in Princeton, WV Full-service financial center Offering Trust, Investments and Brokerage, and Insurance services Expected to open in Fall 2004 Fall 2004 Fall 2004 Fall 2004 Fall 2004 Fall 2004 Fall 2004 Fall 2004 Fall 2004 Fall 2004 Fall 2004

Net Income 1999 2000 2001 2002 2003 16.9 17.1 19.1 24.7 25.2

Basic Earnings per Share 1999 2000 2001 2002 2003 1.59 1.62 1.75 2.26 2.27

Return on Average Equity 1999 2000 2001 2002 2003 0.1623 0.157 0.148 0.1716 0.1513

Return on Tangible Equity 1999 2000 2001 2002 2003 0.2271 0.2149 0.1952 0.211 0.1965

First Quarter 2004 Results Q1-04 Q1-03 Net Income $4,161,000 $6,748,000 Community Bank Segment $5,712,000 $6,414,000 Mortgage Banking Segment $(1,441,000) $428,000 Impairment and Loss on Disposal (pre-tax) $(651,000) $0 Book Value $15.83 $14.28 Return on Assets 1.00% 1.81% Return on Equity 9.40% 17.63%

Omnibus Stock Plan First Community Bancshares Omnibus Stock Option Plan to be voted on today Enables FCB to attract key personnel and allows the bank to be competitive Used to provide incentive rewards for existing managers and producers